                                                                     EXHIBIT 3.1

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             SCM MICROSYSTEMS, INC.


        SCM Microsystems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify as follows:


        FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1996.

        SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

        THIRD: This Amended and Restated Certificate of Incorporation was approved by the written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 for the General Corporation Laws of the State of Delaware.

        FOURTH: The Certificate of Incorporation of this Corporation, as amended and restated, is hereby amended and restated in its entirety to read as follows:


                                       "I.

        The name of this corporation is SCM Microsystems, Inc. (hereinafter sometimes referred to as the "Corporation").

                                       II.

        The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

                                      III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                       IV.

        The Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is 50,000,000 of which 40,000,000 shares shall be Common Stock at $.001 par value and 10,000,000 shares shall be Preferred Stock at $.001 par value. Of the shares of Preferred Stock, 854,038 shall be designated "Series A Preferred Stock," 1,211,914 shall be designated "Series B Preferred Stock," 653,642 shall be designated "Series C Preferred Stock," 857,162 shall be designated "Series D Preferred Stock," 463,285 shall be designated "Series E Preferred Stock" and 1,600,000 shall be designated "Series F Preferred Stock."

        Undesignated shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors of the Corporation (the "Board of Directors") is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

        For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is also authorized to decrease the number of shares of any series of Preferred Stock prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Stock.

        Effective upon conversion of all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the authorized shares of such Preferred Stock shall be converted into undesignated Preferred Stock on a one-for-one basis, as set forth in Section 3(h) of this Article IV.

        A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock and the holders thereof is as set forth below in this
Article IV. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are sometimes collectively referred to herein as the "Preferred Stock."

               1. Dividends. Any dividends declared shall be distributed among all holders of Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined in Section 3(a) below). In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section 3 hereof), the Corporation shall, at the option of each holder, pay in cash to each holder of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 3 hereof.

               2.     Liquidation Preference.

                      (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock and the Common Stock by reason of their ownership thereof, the amounts of $3.83, $4.29, $5.72, $5.72 and $8.58 (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares), respectively, plus all accrued or declared but unpaid dividends on such share, for each share of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock then held by them (the "Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in proportion to the full amount which they would be entitled to receive under this Section 2(a).

                      (b) After payment has been made to the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the Liquidation Preference, the holders of the Series A Preferred Stock and the Common Stock shall be entitled to receive the remaining assets of the Corporation, if any, in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined in Section 3(a) below).

                      (c) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (i) the Corporation's sale of all or substantially all of its assets or (ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than 50% of the voting equity securities of the surviving entity immediately following such transaction.

               3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (a)    Right to Convert; Automatic Conversion.    Each
share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) in the case of Series A Preferred Stock, $1.75, (ii) in the case of Series B Preferred Stock, $3.83, (iii) in the case of the Series C Preferred Stock, $4.29, (iv) in the case of the Series D Preferred Stock, $5.72, (v) in the case of the Series E Preferred Stock, $5.72 and (vi) in the case of Series F Preferred Stock, $8.58, by the Conversion Price for such share of Preferred Stock, determined as hereinafter provided, in effect at the time of conversion. The initial conversion price per share is (i) in the case of Series A Preferred Stock, $1.75, (ii) in the case of Series B Preferred Stock, $3.83, (iii) in the case of the Series C Preferred Stock, $4.29, (iv) in the case of the Series D Preferred Stock, $5.72, (v) in the case of Series E Preferred Stock, $5.72 and
(iv) in the case of the Series F Preferred Stock $8.58. The term "Conversion Price" as used herein shall refer to the respective conversion price of each series of Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as provided in Section 3(c) below.

               Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price
(i) in the event of the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the Corporation to the public at an aggregate offering price to the public of not less than $20,000,000 and, in the case of the Series E Preferred Stock only, a price per share to the public of not less than $12.00 (adjusted to reflect stock dividends, stock splits, stock combinations, recapitalizations or the like). In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such underwritten public offering.

               (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. Such notice shall also state whether the holder elects, pursuant to Section 1 hereof, to receive declared but unpaid dividends on the Preferred Stock proposed to be converted into cash, or to convert such dividends into shares of Common Stock at their fair market value as determined by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Preferred Stock which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion shall be conditioned upon the closing of such public offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing.

               (c) Conversion Price Adjustments. The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

                      (i) In the event the Corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                      (ii) If at any time after the date this Certificate of Incorporation is filed the Corporation shall issue or sell Equity Securities, as defined in below, at a consideration per share less than the Conversion Price for a share of Preferred Stock in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price of such share of Preferred Stock shall be adjusted to a price (calculated to the nearest cent) determined by dividing:

                             (1)    an amount equal to the sum of (x) the number
of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then-existing Conversion Price, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale multiplied by the then-existing Conversion Price, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale, by

                             (2)    an amount equal to the sum of (x) the number
of shares of Common Stock outstanding immediately after such issue or sale, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale and (z) the additional shares of Common Stock issued or issuable upon conversion or exchange of the Equity Securities issued in such issuance or sale.

        For purposes hereof the following provisions shall be applicable:

        (A) The term "Equity Securities" shall mean any shares of Common Stock, or any obligation, any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock except for (1) Common Stock issued or issuable to officers, directors, employees or consultants of the Corporation pursuant to stock grant, stock purchase or stock option plans or any other stock incentive program, agreement or arrangement approved by the Board of Directors, (2) securities issued pursuant to the acquisition of all or part of another company by the Corporation by merger or other reorganization, or by the purchase of all or part of the assets of another company, pursuant to a plan, agreement or arrangement approved by the Board of Directors, (3) shares issued pursuant to Section 3(c)(i) of this Article IV, (4) Common Stock or Preferred Stock issuable upon exercise, conversion or exchange of warrants to purchase Common Stock or Preferred Stock issued in connection with a bank line, equipment financing or technology licensing or development agreement approved by the Board of Directors, (5) shares of Common Stock or Preferred Stock reissued by the Corporation following repurchase of such shares pursuant to any restricted stock purchase agreement, (6) shares of Preferred Stock or Common Stock issued on conversion of debt outstanding on the date this Certificate of Incorporation is filed with the Delaware Secretary of State and
(7) shares of Common Stock issued upon conversion of the Preferred Stock.

        (B) In the case of an issue or sale for cash of shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

        (C) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors.

        (D) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

        (E) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (1) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (2) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

        (F) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in subsection
(D) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (E) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (B) and (C) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the fair value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (D), or the termination of any right of conversion or exchange referred to in subsection (E), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

               (d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

               (f) Notices of Record Date. In the event that the Corporation shall propose at any time:

                      (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                      (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                      (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                      (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

                             (1)    at least 20 days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above; and

                             (2)    in the case of the matters referred to in
clauses (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

               Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock shares at the address for each such holder as shown on the books of the Corporation.

               (g) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of each share of such series would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (h) Status of Converted Stock. In the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall resume the status of authorized but undesignated Preferred Stock. Upon conversion of all of the currently outstanding shares of Preferred Stock pursuant to Section 4 of this Article IV, all of this Article IV, other than the first four paragraphs, shall be void and deemed to no longer be part of this Certificate of Incorporation.

        4.     Voting Rights.

               (a) Except as otherwise required by law or as otherwise set forth in this Section 4, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote; and (ii) the holders of Common Stock have one vote per share of Common Stock.

               (b) From and after the first date on which shares of Series A Preferred Stock are issued and outstanding until such time as fewer than 200,000 shares of Series A Preferred Stock are outstanding (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares), the holders of Series A Preferred Stock, voting as a single series, shall have the right to elect two (2) directors.

               (c) From and after the first date on which shares of Series B Preferred Stock are issued and outstanding until such time as fewer than 200,000 shares of Series B Preferred Stock are outstanding (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares), the holders of Series B Preferred Stock, voting as a single series, shall have the right to elect one (1) director.

               (d) From and after the first date on which shares of Series C Preferred Stock or shares of Series D Preferred Stock are issued and outstanding until such time as fewer than 200,000 shares of Series C Preferred Stock and Series D Preferred Stock are outstanding (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares), the holders of Series C Preferred Stock and the holders of Series D Preferred Stock, voting together as a single series, shall have the right to elect one (1) director.

               (e) From and after the first date on which shares of Series E Preferred Stock are issued and outstanding until such time as fewer than 200,000 shares of Series E Preferred Stock are outstanding (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares), the holders of Series E Preferred Stock, voting as a single series, shall have the right to elect one (1) director.

               (f) From and after the first date on which shares of Series F Preferred Stock are issued and outstanding until such time as fewer than 300,000 shares of Series F Preferred Stock are outstanding (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares), the holders of Series F Preferred Stock, voting as a single series, shall have the right to elect one (1) director.

               (g) From and after the first date on which shares of Series A Preferred Stock , Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock are issued and outstanding until such time as fewer than 200,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are outstanding (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares), the holders of Common Stock, voting as a single series, shall have the right to elect two (2) directors.

        5. Redemption. Each Series of the Preferred Stock shall be redeemed in the following circumstances, provided that funds are legally available therefor:

               (a)    Corporation's Right to Redeem.

                      (i) At any time after the date on which this Certificate of Incorporation is filed with the Delaware Secretary of State, the Corporation shall have the right, which may only be exercised by a unanimous vote of the Board of Directors, to redeem shares of Preferred Stock other than the Series E Preferred Stock, to the extent permitted by law, without the consent of the affected stockholder(s), upon the occurrence of the following events:

                             (1)    the attachment by a creditor of the shares
of Preferred Stock to be redeemed by a creditor of the holder of such shares, or performance of some other form of judicial execution on the shares of Preferred Stock to be redeemed, if such attachment or execution is not rescinded within two (2) weeks; or

                             (2)    the filing of a voluntary or involuntary
petition of bankruptcy with respect to the holder of the shares of Preferred Stock to be redeemed; or

                             (3)    the termination by the Corporation for cause
of the employment or the voluntary resignation from employment by the Corporation of the holder of the shares of Preferred Stock to be redeemed before December 31, 1998, provided that only the holders of shares of Preferred Stock who are full time employees of the Corporation or of a parent or subsidiary of the Corporation on the date that shares of Preferred Stock are first issued and outstanding shall be subject to the provisions of this Section 5(a)(i)(3).

                      (ii) Upon redemption in accordance with this Section 5(a), the Corporation shall set aside for payment to the stockholder(s) whose shares are being redeemed an amount determined by dividing the greater of (a) the net consolidated assets of the Corporation (as determined in accordance with generally accepted accounting principles) and (b) four times the average annual consolidated net income of the Corporation (as determined in accordance with generally accepted accounting principles) for the four most recent fiscal years prior to the date set for redemption, by the number of shares of Preferred Stock and Common Stock outstanding on the date of such redemption, and multiplying the resulting number by the number of shares of Preferred Stock to be redeemed.

                      (iii) The Corporation's right to redeem shares of Preferred Stock pursuant to this Section 5(a) may be assigned in whole or in part to any or all stockholders of the Corporation (other than the stockholder whose shares are to be redeemed) by a unanimous vote of the Board of Directors.

                      (iv) Any redemption payments, and accrued interest thereon, made pursuant to this Section 5(a) shall be made in five equal installments. The first redemption payment for any redemption hereunder shall be due and payable six months after the date set for redemption in accordance with this Section 5. Each subsequent payment shall be due and payable six months after the date on which the previous payment became due and payable. Interest at the rate of 6% per annum, compounded annually, shall accrue on the whole amount of outstanding and unpaid redemption payments, whether or not due and payable, from the date set for redemption.

               (b)    Series B Stockholders' Right of Redemption.

                      (i) If the Corporation has not made a public offering of its Common Stock pursuant to an effective registration statement under the Securities Act or consummated a transaction described in Section 2(c) above, on or before June 30, 1999, then the holders of outstanding shares of Series B Preferred Stock shall have the right to require the Corporation to redeem then outstanding shares of Series B Preferred Stock in accordance with the following provisions:

                             (1)    Upon the written request of the holders of
at least 15% of the then outstanding shares of Series B Preferred Stock (a "Series B Written Request"), the Corporation shall notify all other holders of Series B Preferred Stock, within fifteen (15) days of the receipt of such request, of their rights under this Section 5(b).

                             (2)    Each holder of Series B Preferred Stock who
did not join in the Series B Written Request shall have four weeks from the date of mailing of the notice described in Section 5(b)(i)(1) to notify the Corporation of such holder's interest in participating in the redemption to be effected pursuant to the Series B Written Request.

                             (3)    Upon expiration of the period set forth in
Section 5(b)(i)(2), the Corporation shall have thirty (30) days to deliver to each of the holders of Series B Preferred Stock who joined in the Series B Written Request and to each other holder of Series B Preferred Stock who responded to the notice described in Section 5(b)(i)(2) by indicating their interest in participating in the subject redemption cash in the amount of the full Redemption Price (as defined in Section 5(b)(ii) below) for each share of Series B Preferred Stock requested to be redeemed in accordance with this
Section 5(b).

                      (ii) The Redemption Price for each share of Series B Preferred Stock shall be equal to $3.83 for each share of Series B Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares) plus 6% compounded interest per annum on such amount from the date on which the shares of Series B Preferred Stock to be redeemed were first issued and outstanding.

                      (iii) The Corporation may assign its obligation to redeem shares of Series B Preferred Stock pursuant to this Section 5(b), in whole or in part, to any stockholder or stockholders of the Corporation not otherwise participating in the subject redemption upon request of such stockholder or stockholders and the unanimous approval of the Board of Directors.

               (c)    Series C Stockholders' Right of Redemption.

                      (i) If the Corporation has not made a public offering of its Common Stock pursuant to an effective registration statement under the Securities Act, or consummated a transaction described in Section 2(c) above, on or before February 28, 2000, then the holders of outstanding shares of Series C Preferred Stock shall have the right to require the Corporation to redeem then outstanding shares of Series C Preferred Stock in accordance with the following provisions:

                             (1)    Upon the written request of the holders of
at least 15% of the then outstanding shares of Series C Preferred Stock (a "Series C Written Request"), the Corporation shall notify all other holders of Series C Preferred Stock, within fifteen (15) days of the receipt of such request, of their rights under this Section 5(c).

                             (2)    Each holder of Series C Preferred Stock who
did not join in the Series C Written Request shall have four weeks from the date of mailing of the notice described in Section 5(c)(i)(1) to notify the Corporation of such holder's interest in participating in the redemption to be effected pursuant to the Series C Written Request.

                             (3)    Upon expiration of the period set forth in
Section 5(c)(i)(2), the Corporation shall have thirty (30) days to deliver to each of the holders of Series C Preferred Stock who joined in the Series C Written Request and to each other holder of Series C Preferred Stock who responded to the notice described in Section 5(c)(i)(2) by indicating their interest in participating in the subject redemption cash in the amount of the full Redemption Price (as defined in Section 5(c)(ii) below) for each share of Series C Preferred Stock requested to be redeemed in accordance with this
Section 5(c).

                      (ii) The Redemption Price for each share of Series C Preferred Stock shall be equal to $4.29 for each share of Series C Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares) plus 6% compounded interest per annum on such amount from the date on which the shares of Series C Preferred Stock to be redeemed were first issued and outstanding.

                      (iii) The Corporation may assign its obligation to redeem shares of Series C Preferred Stock pursuant to this Section 5(c), in whole or in part, to any stockholder or stockholders of the Corporation not otherwise participating in the subject redemption upon request of such stockholder or stockholders and the unanimous approval of the Board of Directors.

               (d)    Series D Stockholders' Right of Redemption.

                      (i) If the Corporation has not made a public offering of its Common Stock pursuant to an effective registration statement under the Securities Act or consummated a transaction described in Section 2(c) above, on or before December 31, 2001, then the holders of outstanding shares of Series D Preferred Stock shall have the right to require the Corporation to redeem then outstanding shares of Series D Preferred Stock in accordance with the following provisions:

                             (1)    Upon the written request of the holders of
at least 15% of the then outstanding shares of Series D Preferred Stock (a "Series D Written Request"), the Corporation shall notify all other holders of Series D Preferred Stock, within fifteen (15) days of the receipt of such request, of their rights under this Section 5(d).

                             (2)    Each holder of Series D Preferred Stock who
did not join in the Series D Written Request shall have four weeks from the date of mailing of the notice described in Section 5(d)(i)(1) to notify the Corporation of such holder's interest in participating in the redemption to be effected pursuant to the Series D Written Request.

                             (3)    Upon expiration of the period set forth in
Section 5(d)(i)(2), the Corporation shall have thirty (30) days to deliver to each of the holders of Series D Preferred Stock who joined in the Series D Written Request and to each other holder of Series D Preferred Stock who responded to the notice described in Section 5(d)(i)(2) by indicating their interest in participating in the subject redemption cash in the amount of the full Redemption Price (as defined in Section 5(d)(ii) below) for each share of Series D Preferred Stock requested to be redeemed in accordance with this
Section 5(d).

                      (ii) The Redemption Price for each share of Series D Preferred Stock shall be equal to $5.72 for each share of Series D Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares) plus 6% compounded interest per annum on such amount from the date on which the shares of Series D Preferred Stock to be redeemed were first issued and outstanding.

                      (iii) The Corporation may assign its obligation to redeem shares of Series D Preferred Stock pursuant to this Section 5(d), in whole or in part, to any stockholder or stockholders of the Corporation not otherwise participating in the subject redemption upon request of such stockholder or stockholders and the unanimous approval of the Board of Directors.

               (e)    Series E Stockholders' Right of Redemption.

                      (i) If the Corporation has not made a public offering of its Common Stock pursuant to an effective registration statement under the Securities Act or consummated a transaction described in Section 2(c) above, on or before February 28, 2002 then the holders of outstanding shares of Series E Preferred Stock shall have the right to require the Corporation to redeem then outstanding shares of Series E Preferred Stock in accordance with the following provisions:

                             (1)    Upon the written request of the holders of
at least 15% of the then outstanding shares of Series E Preferred Stock (a "Series E Written Request"), the Corporation shall notify all other holders of Series E Preferred Stock, within fifteen (15) days of the receipt of such request, of their rights under this Section 5(e).

                             (2)    Each holder of Series E Preferred Stock who
did not join in the Series E Written Request shall have four weeks from the date of mailing of the notice described in Section 5(e)(i)(1) to notify the Corporation of such holder's interest in participating in the redemption to be effected pursuant to the Series E Written Request.

                             (3)    Upon expiration of the period set forth in
Section 5(e)(i)(2), the Corporation shall have thirty (30) days to deliver to each of the holders of Series E Preferred Stock who joined in the Series E Written Request and to each other holder of Series E Preferred Stock who responded to the notice described in Section 5(e)(i)(2) by indicating their interest in participating in the subject redemption cash in the amount of the full Redemption Price (as defined in Section 5(e)(ii) below) for each share of Series E Preferred Stock requested to be redeemed in accordance with this
Section 5(e).

                      (ii) The Redemption Price for each share of Series E Preferred Stock shall be calculated as the greater of the amounts resulting from the application of the following paragraphs:

                             (1)    An amount equal to $5.72 for each share of
Series E Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares) plus 6% compounded interest per annum on such amount from the date on which the shares of Series E Preferred Stock to be redeemed were first issued and outstanding; or

                             (2)    An amount determined by dividing the
Corporation's average annual consolidated net income (determined in accordance with generally accepted accounting principles) for the four most recent fiscal years prior to the date on which the redemption occurs by the total number of shares of Common Stock and Preferred Stock then outstanding and multiplying the resulting number by six (6).

                      (iii) The Corporation may assign its obligation to redeem shares of Series E Preferred Stock pursuant to this Section 5(e), in whole or in part, to any stockholder or stockholders of the Corporation not otherwise participating in the subject redemption upon request of such stockholder or stockholders and the unanimous approval of the Board of Directors.

               (f)    Series F Stockholders' Right of Redemption.

                      (i) If the Corporation has not made a public offering of its Common Stock pursuant to an effective registration statement under the Securities Act or consummated a transaction described in Section 2(c) above, on or before March 28, 2002 then the holders of outstanding shares of Series F Preferred Stock shall have the right to require the Corporation to redeem then outstanding shares of Series F Preferred Stock in accordance with the following provisions:

                             (1)    Upon the written request of the holders of
at least 15% of the then outstanding shares of Series F Preferred Stock (a "Series F Written Request"), the Corporation shall notify all other holders of Series F Preferred Stock, within fifteen (15) days of the receipt of such request, of their rights under this Section 5(f).

                             (2)    Each holder of Series F Preferred Stock who
did not join in the Series F Written Request shall have four weeks from the date of mailing of the notice described in Section 5(f)(i)(1) to notify the Corporation of such holder's interest in participating in the redemption to be effected pursuant to the Series F Written Request.

                             (3)    Upon expiration of the period set forth in
Section 5(f)(i)(2), the Corporation shall have thirty (30) days to deliver to each of the holders of Series F Preferred Stock who joined in the Series F Written Request and to each other holder of Series F Preferred Stock who responded to the notice described in Section 5(f)(i)(2) by indicating their interest in participating in the subject redemption cash in the amount of the full Redemption Price (as defined in Section 5(f)(ii) below) for each share of Series F Preferred Stock requested to be redeemed in accordance with this
Section 5(f).

                      (ii) The Redemption Price for each share of Series F Preferred Stock shall be equal to $8.58 for each share of Series F Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or the like with respect to such shares) plus 6% compounded interest per annum on such amount from the date on which the shares of Series F Preferred Stock to be redeemed were first issued and outstanding.

                      (iii) The Corporation may assign its obligation to redeem shares of Series F Preferred Stock pursuant to this Section 5(f), in whole or in part, to any stockholder or stockholders of the Corporation not otherwise participating in the subject redemption upon request of such stockholder or stockholders and the unanimous approval of the Board of Directors.

               (g) If no funds or insufficient funds are legally available at the time of any redemption pursuant to this Section 5 to redeem all shares of Preferred Stock set for redemption at such time, then the Corporation shall redeem all shares of Preferred Stock then due for redemption to the extent legally permissible, pro rata based on the full amount which the holder of such shares would be entitled to receive upon redemption of those shares under this
Section 5. Any shares due to be redeemed which are not redeemed pursuant to the foregoing sentence shall be carried forward and redeemed on the first date on which the Corporation has funds legally available to effect such redemption to the full extent of legally available funds of the Corporation at such time.

               (h) Immediately upon the occurrence of the date and time set for redemption by the Board of Directors and the compliance by the Corporation of its obligations under this Section 5 required to be complied with on such date, the shares of Preferred Stock to be redeemed shall be canceled and deemed to be part of the authorized but unissued capital stock of the Corporation.

        6. Protective Provisions. In addition to any other rights provided by law, so long as any Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of (i) the holders of not less than a majority of the then outstanding shares of the Preferred Stock voting as a single class and (ii) the holders of not less than a majority of the then outstanding shares of Series E Preferred Stock voting as a single class:

               (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

               (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock; or

               (c) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock.

               (d)    pay any cash dividends on the Common Stock;

               (e) redeem or purchase any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation upon the termination of the employment, consulting or other relationship between the Corporation and such persons;

               (f) authorize, approve or consummate a sale of all or substantially all of the Corporation's assets or any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which would result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than 50% of the voting equity securities of the surviving entity immediately following such transaction; or

               (g) increase the total number of authorized shares of Preferred Stock.

        7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

        8. Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Section 170 of the Delaware Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

                                       V.

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.

                                       VI.

        The Board of Directors is authorized to make, adopt, amend, alter or repeal the bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the bylaws of the Corporation.


                                      VII.

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any action from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of the Corporation, without any further corporate action on the part of the Corporation, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                      VIII.

        Effective as of the date (the "Effective Date") on which the Corporation becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any such action at a duly called annual or special meeting.

                                       IX.

        The number of directors which constitute the entire Board of Directors shall be as specified in the bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term of which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the General Corporation Law of Delaware.

        Effective as of the date of the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the second annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the third annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the fourth annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the second regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

        If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        Any director may be removed from office by the stockholders of the Corporation only for cause.

        Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

                                       X.

        Effective as of the Effective Date, (i) any merger or combination between the Corporation and an entity or person owning, directly or indirectly, 10% of the Corporation's shares (an "Interested Purchaser"), and (ii) any sale of the Corporation or sale of all or substantially all of the assets of the Corporation to an Interested Purchaser (a transaction of the type described in clauses (i) and (ii) is referred to as a "Transaction") will require the affirmative vote of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote, unless either: (i) the Transaction is approved by a two-thirds (2/3) of the members of the Board of Directors; or (ii) as a result of the Transaction, all holders of then-outstanding shares of the Corporation (other than the Interested Purchaser) receive cash in an amount at least equal to the greatest of (a) the highest price paid by the Interested Purchaser for any shares of the Corporation during the offer; or (b) an amount reflecting the same or a greater percentage relationship to the then market price of the Corporation's stock as the highest price per share paid by the Interested Purchaser during the tender offer bears to the market price of the stock immediately prior to the commencement of the tender offer; or (c) an amount equal to the earnings per share of the Corporation for the four full consecutive fiscal quarters immediately preceding the proposed Transaction multiplied by the then current price/earnings ratio of the Interested Purchaser."

               IN WITNESS WHEREOF, the undersigned, Steven Humphreys and John Niedermaier have signed this Third Amended and Restated Certificate of Incorporation as President and Secretary, respectively, of said SCM Microsystems, Inc. this 8th day of April, 1997.



                                                     s/Steven Humphreys
                                                   -----------------------------
                                                   Steven Humphreys, President



                                                     s/John Niedermaier
                                                   -----------------------------
                                                   John Niedermaier, Secretary